FOR IMMEDIATE RELEASE

id-Confirm, Inc. Announces TouchStarTM Acquisition Plan

Denver, Colorado, April 12, 2005 – id-Confirm, Inc. (OTCBB: IDCO) announced it has today signed a memorandum of understanding with Aeros Aviation regarding the acquisition of certain Aeros’ products that include the TouchStarTM and Mini-TouchStarTM products. This memorandum takes the place of a previously announced letter of intent to acquire Aeros.

Under the new agreement, IDCO will acquire, in bulk all Aeros’ biometric knowledge and assets, including patents, patents pending, and rights and patents to the TouchStarTM and Mini-TouchStarTM. IDCO will issue stock options to Aeros for 300,000 shares of IDCO stock. The options will be exercisable for a five year period of time at a price of $1.00 per share.

Both companies anticipate that in the future they will work jointly toward development of a variety of products.

The TouchStarTM products being acquired are biometrically-based time and attendance devices that not only record a person’s presence but also integrate with various payroll accounting systems. IDCO has determined that considerable market interest exists for these products in the Western Hemisphere. Initial marketing of the products will be concentrated domestically and in Latin America through non-exclusive arrangements with various wholesale distribution entities.

About Aeros

Aeros Aviation is a McKinney, TX company specializing in developing unique aviation and security solutions based on leading edge technology. The partners have over 50 OEM products on the market and 4,500 aircraft flying today with specially designed products that include entertainment, communication and security.

About id-Confirm, Inc.

id-Confirm, Inc. is a Denver, Colorado organization developing and implementing a proprietary biometric solution to the pervasive problem of personal identity theft; fraud prevention; and accurate tracking of the movement of information, people, goods, and services through organizations and along procurement chains.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such statements include, but are not limited to our company and Aeros working jointly toward development of a variety of products and whether or not a considerable market interest exists for the Aeros products in the Western Hemisphere. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with the development of an early stage technology company and its products and the entry into new markets for our products. These forward-looking statements are made as of the date of this news release, and id-Confirm assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Ronald Nelson Baird

President

303.458.5727

id-Confirm, Inc.

Suite 400, 1800 Boulder Street, Denver, Colorado, 80211-6400

id-Confirm.com